EXHIBIT 99.1

Donegal Group Inc. Announces 2017 Fourth Quarter and Full Year Results

MARIETTA, Pa., Feb. 23, 2018 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year of 2017. Significant items included:

Fourth Quarter:

  Income tax expense for the fourth quarter of 2017 included $4.8 million, or 17 cents per diluted Class A share, related to the Company’s revaluation of its net deferred tax assets pursuant to the provisions of the Tax Cuts and Jobs Act (the “TCJA”) that was enacted in December of 2017
  Net income, excluding the above-mentioned TCJA impact, was $2.0 million, or 7 cents per diluted Class A share, for the fourth quarter of 2017, compared to $5.6 million, or 21 cents per diluted Class A share, for the fourth quarter of 2016
  Net premiums earned of $181.1 million for the fourth quarter of 2017 increased 7.2% compared to the fourth quarter of 2016
  Net premiums written1 of $171.4 million for the fourth quarter of 2017 increased 5.9% compared to the fourth quarter of 2016 as a result of organic growth in both personal and commercial lines
  Combined ratio of 104.8% for the fourth quarter of 2017, compared to 100.5% for the prior-year fourth quarter

Full Year:

  Net income, excluding the above-mentioned TCJA impact, was $11.9 million, or 43 cents per diluted Class A share, for the full year of 2017, compared to $30.8 million, or $1.16 per diluted Class A share, for the full year of 2016
  Net premiums earned of $702.5 million for the full year of 2017 increased 7.1% compared to the full year of 2016
  Net premiums written of $729.1 million for the full year of 2017 increased 6.9% compared to the full year of 2016
  Combined ratio of 103.0% for the full year of 2017, compared to 98.1% for the full year of 2016
  Book value per share of $15.95 at December 31, 2017, compared to $16.21 at year-end 2016
	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	% Change		2017	2016	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$181,060	$168,977	7.2%		$702,515	$656,205	7.1%
Investment income, net	6,142	6,161	-0.3		23,527	22,633	3.9
Net realized investment gains	1,498	321	366.7		5,705	2,525	125.9
Total revenues	190,759	177,196	7.7		739,027	688,423	7.4
Net (loss) income	(2,779)	5,554	NM2		7,116	30,801	-76.9
Operating income[1]	986	5,345	-81.6		8,103	29,160	-72.2
Annualized return on average equity	-2.5%	5.0%	-7.5	pts	1.6%	7.3%	-5.7	pts

Per Share Data
Net (loss) income – Class A (diluted)	$(0.10)	$0.21	NM		$0.26	$1.16	-77.6%
Net (loss) income – Class B	(0.10)	0.18	NM		0.22	1.06	-79.2
Operating income – Class A (diluted)	0.04	0.20	-80.0%		0.30	1.10	-72.7
Operating income – Class B	0.03	0.18	-83.3		0.26	1.00	-74.0
Book value	15.95	16.21	-1.6		15.95	16.21	-1.6

1See the “Definitions of Non-GAAP and Operating Measures” section of this release, which defines data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”) and reconciles such data to GAAP measures.

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “We achieved a 7.1% increase in net premiums earned for the full year of 2017, which contributed to a 7.4% increase in our total revenues. However, throughout the fourth quarter of 2017, we continued to experience higher-than-expected losses within our personal and commercial automobile lines of business, primarily related to increases in claim severity in certain geographic markets. We have already implemented actions, and are taking additional measures, intended to reduce future losses and to increase our premium rates to levels that we expect will result in improved profitability of our automobile lines of business going forward. As we stated throughout 2017, we continue to strive for improved profitability by expanding our utilization of predictive analytical tools and implementing rate increases for those lines in all of the states in which we conduct business.”

Mr. Burke continued, “In spite of the challenges we faced in our automobile lines and the impact of unusually severe weather events, we achieved net income for the full year of 2017 of $11.9 million, excluding the $4.8 million income tax expense impact of the December tax law change. Excellent workers’ compensation results during the year helped to offset the underperformance in our commercial automobile line of business.”

Mr. Burke concluded, “In the coming quarters, the actions we have taken to increase premium rates will begin to add to our revenues, and we will continue to file for rate increases and manage our diversified product lines to achieve solid underwriting performance.”

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, added, “Our workers’ compensation statutory combined ratio1 was 80.7% for fourth quarter of 2017, compared to 79.6% for the fourth quarter of 2016.  Large losses in our workers’ compensation line of business, which we define as individual losses in excess of $50,000, increased $5.5 million compared to the fourth quarter of 2016. That increase in loss severity was related to a handful of unusual claims and was partially offset by $4.0 million of favorable loss reserve development that resulted from bulk reserve releases and favorable settlements of claims incurred in prior years.”

Mr. Miller concluded, “At December 31, 2017, our book value per share was $15.95, compared to $16.21 at December 31, 2016. The bulk of the decrease relates to the additional income tax expense related to the December 2017 tax law change, which reduced our book value per share by 17 cents. We expect to recoup that impact quickly through reduced income tax expense beginning in 2018.”

Insurance Operations
Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change

	(dollars in thousands)

Net Premiums Earned
Personal lines	$99,106	$92,308	7.4%	$384,124	$361,131	6.4%
Commercial lines	81,954	76,669	6.9	318,391	295,074	7.9
Total net premiums earned	$181,060	$168,977	7.2%	$702,515	$656,205	7.1%

Net Premiums Written
Personal lines:
Automobile	$61,435	$55,875	10.0%	$255,297	$229,789	11.1%
Homeowners	29,904	29,422	1.6	125,054	122,811	1.8
Other	4,765	4,690	1.6	19,672	19,057	3.2
Total personal lines	96,104	89,987	6.8	400,023	371,657	7.6
Commercial lines:
Automobile	23,430	20,625	13.6	99,333	87,849	13.1
Workers' compensation	23,891	24,848	(3.9)	109,884	108,349	1.4
Commercial multi-peril	25,961	24,225	7.2	110,313	104,728	5.3
Other	2,002	2,091	(4.3)	9,586	9,451	1.4
Total commercial lines	75,284	71,789	4.9	329,116	310,377	6.0
Total net premiums written	$171,388	$161,776	5.9%	$729,139	$682,034	6.9%

The 5.9% increase in the Company’s net premiums written for the fourth quarter of 2017 compared to the fourth quarter of 2016, as shown in the table above, represents the combination of 4.9% growth in commercial lines net premiums written and 6.8% growth in personal lines net premiums written. The $9.6 million growth in net premiums written for the fourth quarter of 2017 compared to the fourth quarter of 2016 included:

  $3.5 million in commercial lines premiums that the Company attributes primarily to new commercial accounts the Company’s insurance subsidiaries have written throughout their operating regions and a continuation of modest renewal premium increases.
  $6.1 million in personal lines premiums that the Company attributes to a combination of new policy growth and premium rate increases the Company has implemented over the past four quarters.

For the full year of 2017, the Company's net premiums written increased 6.9% compared to the full year of 2016.

The Company evaluates the performance of its commercial lines and personal lines segments primarily based upon the underwriting results of its insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the Company’s GAAP and statutory combined ratios for the three months and full years ended December 31, 2017 and 2016:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	69.0%	62.8%	61.1%	58.8%
Loss ratio (weather-related)	3.0	4.3	8.3	5.7
Expense ratio	31.9	32.4	32.9	33.0
Dividend ratio	0.9	1.0	0.7	0.6
Combined ratio	104.8%	100.5%	103.0%	98.1%

Statutory Combined Ratios
Personal lines:
Automobile	119.2%	118.5%	109.3%	106.7%
Homeowners	94.2	91.0	109.9	95.5
Other	79.4	84.1	90.8	86.3
Total personal lines	109.3	107.5	108.5	101.8
Commercial lines:
Automobile	127.7	122.9	115.0	110.8
Workers' compensation	80.7	79.6	79.0	83.8
Commercial multi-peril	96.9	85.3	96.7	87.7
Total commercial lines	98.8	91.9	93.6	90.7
Total lines	104.6%	100.4%	101.7%	96.8%

Donegal Group’s combined ratio was 104.8% for the fourth quarter of 2017, compared to 100.5% for the fourth quarter of 2016. The increase related primarily to increases in loss severity in the Company’s casualty lines of business.

For the fourth quarter of 2017, the Company’s loss ratio increased to 72.0%, compared to 67.1% for the fourth quarter of 2016. Weather-related losses totaled approximately $5.4 million, or 3.0 percentage points of the Company’s loss ratio, decreasing from the $7.4 million of weather-related losses, or 4.3 percentage points of the Company’s loss ratio, for the fourth quarter of 2016. Weather-related losses for the fourth quarter of 2017 were in line with the previous five-year average for fourth quarter weather-related losses of $5.0 million.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, were $7.7 million for the fourth quarter of 2017, compared to $7.4 million for the fourth quarter of 2016. Large fire losses represented 4.3 percentage points of the Company’s loss ratio for the fourth quarter of 2017, compared to 4.4 percentage points of the Company’s loss ratio for the fourth quarter of 2016.

Unfavorable net development of reserves for losses incurred in prior accident years did not have a material impact on the Company's loss ratios for the fourth quarters and full years of 2017 and 2016. Favorable development of workers’ compensation loss reserves partially offset unfavorable development of commercial multi-peril, personal automobile and commercial automobile loss reserves.

The Company’s expense ratio was 31.9% for the fourth quarter of 2017, compared to 32.4% for the fourth quarter of 2016. The decrease in the Company's expense ratio reflected lower underwriting-based incentive costs for the fourth quarter of 2017 compared to the fourth quarter of 2016. The Company’s expense ratio was 32.9% for the full year of 2017, in line with the 33.0% expense ratio for the full year of 2016.

Investment Operations
Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 90.0% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at December 31, 2017.

	December 31, 2017		December 31, 2016
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$115,786	11.5%	$99,970	10.6%
Obligations of states and political subdivisions	269,698	26.8	308,876	32.7
Corporate securities	213,764	21.2	179,011	18.9
Mortgage-backed securities	306,353	30.5	263,319	27.8
Total fixed maturities	905,601	90.0	851,176	90.0
Equity securities, at fair value	50,445	5.0	47,088	5.0
Investments in affiliates	38,774	3.9	37,885	4.0
Short-term investments, at cost	11,050	1.1	9,371	1.0
Total investments	$1,005,870	100.0%	$945,520	100.0%

Average investment yield	2.4%		2.5%
Average tax-equivalent investment yield	2.9%		3.0%
Average fixed-maturity duration (years)	5.2		4.5

Net investment income of $6.1 million for the fourth quarter of 2017 was comparable to $6.2 million in net investment income for the fourth quarter of 2016. The change in net investment income reflected primarily an increase in average invested assets relative to the prior-year fourth quarter, offset by an increase in expenses the Company allocated to the investment function.

Net realized investment gains were $1.5 million for the fourth quarter of 2017, compared to $321,042 for the fourth quarter of 2016.

Definitions of Non-GAAP and Operating Measures
The Company prepares its consolidated financial statements on the basis of GAAP. The Company’s insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are net premiums written, operating income and statutory combined ratio.

Net premiums written and operating income are non-GAAP financial measures investors in insurance companies commonly use. The Company defines net premiums written as the amount of full-term premiums the Company records for policies effective within a given period less premiums the Company cedes to reinsurers. The Company defines operating income as net income excluding after-tax net realized investment gains or losses. The Company also excluded from its calculation of non-GAAP operating income for the fourth quarter and year ended December 31, 2017 the deferred income tax expense that resulted from the December 2017 enactment of the TCJA. Because the Company’s calculation of operating income may differ from similar measures other companies use, investors should exercise caution when comparing the Company’s measure of operating income to the measure of other companies.

The following table provides a reconciliation of the Company's net premiums earned to the Company's net premiums written for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$181,060	$168,977	7.2%	$702,515	$656,205	7.1%
Change in net unearned premiums	(9,672)	(7,201)	34.3%	26,624	25,829	3.1%
Net premiums written	$171,388	$161,776	5.9%	$729,139	$682,034	6.9%

The following table provides a reconciliation of the Company's net (loss) income to the Company's operating income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change

	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Operating Income
Net (loss) income	$(2,779)	$5,554	NM	$7,116	$30,801	-76.9%
Realized gains (after tax)	(988)	(209)	372.7%	(3,766)	(1,641)	129.5%
Effect of the TCJA at enactment	4,753	-	NM	4,753	-	NM
Operating income	$986	$5,345	-81.6%	$8,103	$29,160	-72.2%

Per Share Reconciliation of Net
(Loss) Income to Operating Income
Net (loss) income – Class A (diluted)	$(0.10)	$0.21	NM	$0.26	$1.16	-77.6%
Realized gains (after tax)	(0.03)	(0.01)	200.0%	(0.13)	(0.06)	116.7%
Effect of the TCJA at enactment	0.17	-	NM	0.17	-	NM
Operating income – Class A	$0.04	$0.20	-80.0%	$0.30	$1.10	-72.7%

Net (loss) income – Class B	$(0.10)	$0.18	NM	$0.22	$1.06	-79.2%
Realized gains (after tax)	(0.03)	-	NM	(0.12)	(0.06)	100.0%
Effect of the TCJA at enactment	0.16	-	NM	0.16	-	NM
Operating income – Class B	$0.03	$0.18	-83.3%	$0.26	$1.00	-74.0%

The statutory combined ratio is a standard non-GAAP measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Friday, February 23, 2018, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company’s website at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s website.

About the Company

Donegal Group is an insurance holding company. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”). DFSC owns all of the outstanding stock of Union Community Bank (“UCB”). The Company accounts for its investment in DFSC using the equity method of accounting. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2017	2016

Net premiums earned	$181,060	$168,977
Investment income, net of expenses	6,142	6,161
Net realized investment gains	1,498	321
Lease income	117	156
Installment payment fees	1,344	1,193
Equity in earnings of DFSC	598	388
Total revenues	190,759	177,196

Net losses and loss expenses	130,442	113,369
Amortization of deferred acquisition costs	29,674	27,842
Other underwriting expenses	28,000	26,902
Policyholder dividends	1,592	1,644
Interest	381	371
Other expenses	396	233
Total expenses	190,485	170,361

Income before income tax expense	274	6,835
Income tax expense	3,053	1,281

Net (loss) income	$(2,779)	$5,554

Net (loss) income per common share:
Class A - basic and diluted	$(0.10)	$0.21
Class B - basic and diluted	$(0.10)	$0.18

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	22,183,787	21,294,986
Class A - diluted	23,224,404	22,065,480
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$171,388	$161,776

Book value per common share
at end of period	$15.95	$16.21

Annualized return on average equity	-2.5%	5.0%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2017	2016

Net premiums earned	$702,515	$656,205
Investment income, net of expenses	23,527	22,633
Net realized investment gains	5,705	2,525
Lease income	501	671
Installment payment fees	5,157	5,303
Equity in earnings of DFSC	1,622	1,086
Total revenues	739,027	688,423

Net losses and loss expenses	487,268	423,316
Amortization of deferred acquisition costs	115,065	107,876
Other underwriting expenses	116,538	108,459
Policyholder dividends	5,015	4,373
Interest	1,594	1,658
Other expenses	1,433	1,413
Total expenses	726,913	647,095

Income before income tax expense	12,114	41,328
Income tax expense	4,998	10,527

Net income	$7,116	$30,801

Net income per common share:
Class A - basic	$0.27	$1.19
Class A - diluted	$0.26	$1.16
Class B - basic and diluted	$0.22	$1.06

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	21,798,948	20,917,429
Class A - diluted	22,642,442	21,530,142
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$729,139	$682,034

Book value per common share
at end of period	$15.95	$16.21

Annualized return on average equity	1.6%	7.3%

Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2017	2016
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$366,655	$336,101
Available for sale, at fair value	538,946	515,075
Equity securities, at fair value	50,445	47,088
Investments in affiliates	38,774	37,885
Short-term investments, at cost	11,050	9,371
Total investments	1,005,870	945,520
Cash	37,833	24,587
Premiums receivable	160,406	159,390
Reinsurance receivable	298,343	263,028
Deferred policy acquisition costs	60,290	56,309
Prepaid reinsurance premiums	135,033	124,256
Other assets	40,145	50,041
Total assets	$1,737,920	$1,623,131

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$676,672	$606,665
Unearned premiums	503,457	466,055
Accrued expenses	28,034	28,247
Borrowings under lines of credit	59,000	69,000
Subordinated debentures	5,000	5,000
Other liabilities	17,061	9,549
Total liabilities	1,289,224	1,184,516
Stockholders' equity:
Class A common stock	256	245
Class B common stock	56	56
Additional paid-in capital	255,401	236,852
Accumulated other comprehensive loss	(2,684)	(2,254)
Retained earnings	236,893	244,942
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	448,696	438,615
Total liabilities and stockholders' equity	$1,737,920	$1,623,131